Exhibit 10.18

October 31, 2007

Mr. David M. Bradley
13321 Douglas Parkway
Urbandale, Iowa 50323

Re: Novation of Employment Agreements

Dear Mr. Bradley:

Reference is made to the Employment Agreement, made and entered into as of March 20, 1996 by and between First Federal Savings Bank of Iowa (formerly known as First Federal Savings Bank of Fort Dodge) (the “Bank”) and you (the “Bank Employment Agreement”) and the Employment Agreement, made and entered into as of March 20, 1996 by and between North Central Bancshares, Inc. (the “Company”) and you (the “Company Employment Agreement”).

We hereby confirm that, in addition to your current position as Chairman of the Board of the Company and the Bank, you have been re-elected to the positions of President and Chief Executive Officer of the Company and Chief Executive Officer of the Bank, and all elements of your compensation and benefits have been restored to the level commensurate with those positions, all effective immediately upon the effectiveness of Paul F. Bognanno's resignation from such positions.  We further agree that (1) your not having performed the duties of President and Chief Executive Officer of the Company and/or Chief Executive Officer of the Bank for the period beginning July 1, 2007 and ending with the date of your re-election does not constitute, and we hereby waive any right we might otherwise have to cite it as, grounds for the Company or the Bank to terminate your employment for “cause” within the meaning of the Company Agreement and the Bank Agreement and (2) the assignment of such positions to others during such period, and adjustments to your compensation in effect during such period do not alone or collectively constitute, and you hereby waive any right that you might otherwise have to cite them as, grounds for you to terminate your employment with the Bank and the Company and claim severance benefits under the Bank Agreement and the Company Agreement.

To the extent described in the preceding paragraph, this letter shall constitute a waiver and modification of our respective rights as contemplated by sections 21 and 25 of the Company Agreement and the Bank Agreement.
If you are in agreement with the terms of this letter, kindly so indicate by countersigning in the space provided and returning the countersigned letter to C. Thomas Chalstrom.

Very truly yours,

North Central Bancshares, Inc.	First Federal Savings Bank of Iowa

/s/ Melvin R. Schroeder	/s/ C. Thomas Chalstrom
Name	Name

Compensation Committee Chairman	President
Title	Title

Agreed to and accepted on October 31, 2007

/s/ David M. Bradley
David M. Bradley